Exhibit 23.7

CONSENT OF MORGAN STANLEY & CO. INCORPORATED

We hereby consent to the use in Amendment No. 1 to the Registration Statement of UnitedHealth Group Incorporated on Form S-4 and in the Proxy Statement of Pacificare Health Systems, Inc and the prospectus of UnitedHealth Group Incorporated., the form of each of which is part of the Registration Statement, of our opinion dated July 6, 2005 appearing as Annex C to such document, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Fairness Opinions of MTS Health Partners, L.P. and Morgan Stanley & Co. Incorporated,” “The Merger—Background of the Merger,” “The Merger—PacifiCare’s Reasons for the Merger” and “The Merger—Opinion of PacifiCare’s Financial Advisors” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Edward A. Smith
Edward A. Smith Executive Director

New York, New York

October 11, 2005